Exhibit 99.5

ENSTAR GROUP LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2013

The following preliminary unaudited pro forma condensed combined consolidated statement of earnings is based on the historical financial statements of Enstar and the consolidated results of Atrium Underwriting Group Ltd. (“Atrium”) and Arden Reinsurance Company Ltd. (“Arden”).

On November 25, 2013, Kenmare Holdings Ltd. (“Kenmare”), a wholly-owned subsidiary of Enstar, together with Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P. (collectively, “Trident”), completed the acquisition of Atrium from Arden Holdings Ltd. The purchaser of Atrium, Alopuc Limited, is 100% owned by Northshore Holdings Limited (“Northshore”), which at the time of the closing was 60% owned by Kenmare and 40% owned by Trident. During 2014, Kenmare’s and Trident’s ownership interests were decreased modestly due to changes in Northshore’s equity structure. On September 9, 2013, Kenmare and Trident, through Northshore, completed the acquisition of Arden from Arden Holdings Ltd.

The preliminary unaudited pro forma condensed combined consolidated statement of earnings for the year ended December 31, 2013 is presented as if Enstar had completed the acquisitions of Arden and Atrium as of January 1, 2013.

The preliminary unaudited pro forma condensed combined consolidated statement of earnings is presented for informational purposes only and does not necessarily reflect the historical results of the combined companies that actually would have occurred had the transactions been in effect during the period indicated or that may be obtained in the future.

The preliminary unaudited pro forma condensed combined consolidated statement of earnings should be read in conjunction with:

•	Enstar’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and historical financial statements, including the related notes, with respect to the year ended December 31, 2013 included in Enstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on March 3, 2014;

•	Enstar’s subsequent Quarterly Reports on Form 10-Q filed with the SEC;

•	the historical financial statements of Arden included in Exhibits 99.1 and 99.2 to this Current Report on Form 8-K; and

•	the historical financial statements of Atrium included in Exhibits 99.3 and 99.4 to this Current Report on Form 8-K.

Enstar Group Limited

Preliminary Unaudited Pro Forma Condensed Combined Consolidated Statement of Earnings

For the Year Ended December 31, 2013

(Expressed in thousands of U.S. dollars)

			Arden Pro forma			Atrium Pro forma		Pro forma
	Enstar	Arden	Adjustments		Atrium	Adjustments		Combined
INCOME
Net premiums earned	$239,807	$15,314	$—		$69,763	$—		$324,884
Fees and commission income	12,817	40	—		24,971	—		37,828
Net investment income	93,295	371	—		3,547	—		97,213
Net realized and unrealized gains	70,651	154	—		1,326	—		72,131

	416,570	15,879	—		99,607	—		532,056

EXPENSES
Net (reduction) increase in ultimate losses and loss adjustment expense liabilities	(163,672)	16,954	218	(a)	9,402	—		(137,098)
Life and annuity policy benefits	78,354	—	—		—	—		78,354
Acquisition costs	23,199	1,720	—		32,515	—		57,434
Salaries and benefits	124,616	—	—		—	23,517	(d)	148,133
General and administrative expenses	86,612	105	—		25,992	(21,653	)(e),(f)	91,056
Interest expense	12,389	—	1,111	(b)	—	3,105	(g)	16,605
Net foreign exchange (gains) losses	(4,369)	(174)	—		213	—		(4,330)

	157,129	18,605	1,329		68,122	4,969		250,154

EARNINGS (LOSS) BEFORE INCOME TAXES	259,441	(2,726)	(1,329)		31,485	(4,969)		281,902
INCOME TAXES	(35,619)	(40)	—		(4,303)	—		(39,962)

NET EARNINGS (LOSS)	223,822	(2,766)	(1,329)		27,182	(4,969)		241,940
Less: Net (earnings) loss attributable to noncontrolling interest	(15,218)	—	1,236	(c)	—	(10,127	)(h)	(24,109)

NET EARNINGS (LOSS) ATTRIBUTABLE TO ENSTAR GROUP LIMITED	$208,604	$(2,766)	$(93)		$27,182	$(15,096)		$217,831

Earning per share — basic	$12.62							$13.18
Earning per share — diluted	$12.49							$13.04
Weighted average ordinary shares outstanding — basic	16,523,369							16,523,369
Weighted average ordinary shares outstanding — diluted	16,703,442							16,703,442

1. Unaudited Pro Forma Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position and results from operations actually would have been had the transactions been completed as of January 1, 2013 and includes adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-transaction periods.

The descriptions related to these preliminary unaudited pro forma adjustments are as follows:

		Increase (decrease) for Year Ended December 31, 2013
		(dollars in thousands)
	Arden Pro Forma Adjustments
(a)	Adjustment to amortize the fair value adjustment of intangible assets	$(218)
(b)	Adjustment to reflect the interest expense on the drawdown of the Revolving Credit Facility	$(1,111)
(c)	Adjustment to reflect the redeemable noncontrolling interest’s 40% share of Arden’s pro forma loss and cumulative adjustment entries	$1,236

	Atrium Pro Forma Adjustments
(d)	Adjustment to reclassify salaries and benefits to conform presentation	$(23,517)
(e)	Adjustment to remove salary and benefits from general and administrative expenses to conform presentation	$23,517
(f)	Adjustment to amortize the fair value adjustment of intangible assets	$(1,864)
(g)	Adjustment to reflect the interest expense on the drawdown of the Revolving Credit Facility	$(3,105)
(h)	Adjustment to reflect the redeemable noncontrolling interest’s share of Atrium’s pro forma earnings and cumulative adjustment entries	$(10,127)